CERTIFICATE OF AMENDMENT

                         OF CERTIFICATE OF INCORPORATION

                                       OF

                               IQ BIOMETRIX, INC.

         The corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware does hereby certify:

         FIRST: That at a meeting of the Board of Directors of IQ Biometrix, Inc. (the "Corporation") resolutions were duly adopted setting forth a proposed amendment of the Corporation's Certificate of Incorporation, declaring said amendment to be advisable and calling a meeting of the stockholders of the Corporation for consideration thereof. The resolutions setting forth the proposed amendment is as follows:

                  RESOLVED, that Article FIRST of the Amended and Restated Certificate of Incorporation of IQ Biometrix, Inc. be amended and restated to read as follows:

                                 "The name of the corporation is Wherify
Wireless, Inc."

                  RESOLVED FURTHER, that Section B of Article FOURTH of the Amended and Restated Certificate of Incorporation of IQ Biometrix, Inc. be amended and restated as follows:

                        "The total number of shares of capital stock of all classes which the Corporation shall have the authority to issue is One Hundred Ten Million (110,000,000), divided into One Hundred Million (100,000,000) shares of Common Stock of the par value of one cent ($0.01) per share; and Ten Million (10,000,000) shares of Preferred Stock of the par value of one cent ($0.01) per share."

         SECOND: That thereafter, pursuant to resolution of its Board of Directors, a special meeting of the stockholders of the Corporation was duly called and held upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware at which meeting the necessary number of shares as required by statute were voted in favor of the amendments.

         THIRD: That said amendments were duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

         IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to Certificate of Incorporation to be signed this 22nd day of July, 2005.


                                    By:  _______________________________________
                                          William B. G. Scigliano
                                          President and Chief Executive Officer